NINTH AMENDMENT TO THE LICENSE AGREEMENT
UC Control No. 2006-03-0536

THIS NINTH AMENDMENT (the “Ninth Amendment”), date December 22, 2015 (the “Ninth Amendment Effective Date”), is made by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Los Angeles located at 11000 Kinross Avenue, Suite #200, Los Angeles, CA 90095-1406 and BONE BIOLOGICS CORPORATION (“Licensee’’) having a principal place of business at 321 Columbus Ave., Boston, MA 02116 and amends the Exclusive License Agreement with Licensee, dated March 15, 2006 with UC Agreement Control Number 2006-03-0536 as amended by the First Amendment dated September 1, 2007 with UC Control Number 2006-03-0536F, as further amended by the Second Amendment dated May 29, 2008 with UC Control Number 2006-03-0536I, as further amended by the Third Amendment dated December 4, 2008 with UC Control Number 2006-03-0536K, as further amended by the Fourth Amendment dated August 19, 2009 with UC Control Number 2006-03-0536M, as further amended by the Fifth Amendment dated January 11, 2011 with UC Control Number 2006-03-0536T, as further amended by the Sixth Amendment dated August 18, 2011 with UC Control Number 2006-03- 0536V, as further amended by the Seventh Amendment dated August 7, 2012 with UC Control Number 2006-03-0536W, as further amended by the Eighth Amendment dated October 22, 2013 with UC Control Number 2006-03-0536Y (collectively, the “License Agreement”) in accordance with the terms and conditions of this Ninth Amendment.

RECITALS

WHEREAS, Licensee will be out of compliance with the terms and conditions of the License Agreement after December 31, 2015, if the Licensee does not perform the actions of Paragraph 6.3f of the License Agreement and therefore wishes to amend the License Agreement to remain in compliance with the terms and conditions;

WHEREAS, as consideration for the present Ninth Amendment, The Regents desires to amend the License Agreement to add payments and further compensation as consideration;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and agreements hereinafter set forth, all parties to this Ninth Amendment mutually agree to amend the License Agreement as follows:

1.	Replace the Field of Use defined in PARAGRAPH 1.4 in ARTICLE 1 (DEFINITIONS) of the License Agreement in its entirety with the following:

“l.4	The “Field of Use” means use in spinal fusion by local administration and excludes osteoporosis and cartilage indications, or systemic administration in all indications.”

2.	Add the following PARAGRAPHS to ARTICLE 1 (DEFINITIONS) of the License Agreement:

“l.15	“Feasibility Study” means a clinical investigation used to capture preliminary safety and effectiveness information on a near-final or final device design to adequately plan an appropriate Pivotal Study.

1.16	“Pivotal Study” means a clinical investigation designed to collect definitive evidence of the safety and effectiveness of a device for a specific intended use, in a statistically justified number of subjects.

1.17	“PMA” means Pre-Market Approval given by the US Food and Drug Administration to equipment manufacturers to sell their devices to the medical profession.”

3.	Add the following PARAGRAPH 2.4 to ARTICLE 2 (GRANT) of the License Agreement:

“2.4	After the one (1) year anniversary of the Amendment Effective Date, Licensee may notify The Regents in writing of their interest in requesting an expansion of the Field of Use to include additional available indications, including without limitation cartilage indications or systemic administration in the Field of Use. The parties will engage in good faith discussions of such requests. Within thirty (30) days of the Amendment Effective Date, the parties will negotiate in good faith the terms pursuant to which The Regents shall grant Licensee an option to exclusively license the Regents’ Patent Rights in the osteoporosis indication, thereby expanding the Field of Use to include such osteoporosis indication if such option is exercised by Licensee.”

4. Replace PARAGRAPH 3.2 in ARTICLE 3 (SUBLICENSES) of the License Agreement in its entirety with the following:

“3.2	Licensee must pay to The Regents a percentage of all Sublicensing Income as follows:

3.2a	Twenty percent (20%) of any Sublicensing Income received prior to the initiation of a Feasibility Study.

3.2b	Ten percent (10%) of any Sublicensing Income received after initiation of a Feasibility Study.”

5. Replace PARAGRAPH 4.2 in ARTICLE 4 (FEES) of the License Agreement with the following:

“4.2	For each Licensed Product or Licensed Method reaching the milestones indicated below, Licensee must make the following payments (“Milestone Payments”) to The Regents within thirty (30) days of reaching such milestone. For purposes of clarity such Milestone Payments are due from Licensee irrespective of whether the associated milestone listed below was reached by Licensee itself or a third party acting on Licensee’s behalf or by a Sublicensee, Joint Venture or Affiliate.

4.2a	Enrollment of the first subject in a Feasibility Study: $100,000 4.2b

4.2b	Enrollment of the first subject in a Pivotal Study: 250,000

4.2c	PMA (or foreign equivalent) approval by the FDA (or foreign equivalent) for a Licensed Product or Licensed Method: $500,000

4.2d	First Commercial Sale of a Licensed Product or Licensed Method: $1,000,000”

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6.	Add the following PARAGRAPH 4.6 to ARTICLE 4 (FEES) of the License Agreement:

“Licensee shall pay The Regents a cash milestone payment in US Dollars within thirty (30) days of the earlier to occur of (a) the closing of any Change of Control Transaction, and (b) The Regents making a Payment Election (each of (a) and (b) are “Liquidity Events” for purposes of this License Agreement). Such milestone payment shall be a cash payment equal to the greater of (i) and (ii):

(i)	Five Hundred Thousand Dollars ($500,000) (payable in a single lump sum amount in priority and preference to payment to any holders of equity securities of the Licensee; provided, the Licensee shall apply all of its assets to any such distribution, and to no other corporate or organizational purpose, except to the extent prohibited by Delaware law governing distributions to stockholders, and in the event Delaware law governing distributions to stockholders prevents the Licensee from making the full amount of such distribution, the Licensee shall pay the maximum amount it can consistent with such law, and shall pay the remaining amount as soon as it may lawfully do so under such law); and

(ii)	Two Percent (2%) times P, where:

●	“P” is equal to either:

●	in the case of a Merger or Stock Sale, the sum of (a) all cash, and the fair market value of all securities and other property transferred to the security holders of the Licensee (or subsidiary, as the case may be) in return for their securities in the Licensee (or subsidiary, as the case may be) at the time of the transaction, and (b) all cash, and the fair market value of all securities and other property transferred to the security holders of the Licensee (or subsidiary, as the case may be) for Trailing Consideration payable to the holders of Licensee’s (or subsidiary’s, as the case may be) securities, when and if actually paid, or

●	in the case of an Asset Sale, the sum of (a) all cash, and the fair market value of all securities or other property transferred to the Licensee (or subsidiary, as the case may be) at the time of the transaction, and (b) all cash, and the fair market value of all securities and other property for Trailing Consideration payable to the Licensee, when and if, actually paid; or

●	in the case of a Payment Election, the product of (a) all of Licensee’s capital stock, membership units or similar securities or interests as of the Payment Election effective date (calculated on a fully diluted and as converted basis, assuming conversion of all outstanding convertible securities including without limitation convertible debt, warrants and options; all unissued shares reserved for issuance pursuant to equity incentive or similar incentive plans for employees, consultants, directors and so forth are deemed to be issued and outstanding times (b) the fair market value of a share of common stock, membership unit or other similar equity security of Licensee determined in accordance with the terms set forth below. Notwithstanding anything to the contrary set forth herein, the parties agree that any payment required pursuant to a Payment Election will occur in three (3) equal annual installments commencing not more than sixty (60) days after receipt by the Licensee of a payment request from The Regents. Upon receipt of a payment request, the Licensee shall apply all of its assets to any such redemption, and to no other corporate or organizational purpose, except to the extent prohibited by Delaware law governing distributions; and in the event Delaware law governing distributions to stockholders prevents the Licensee from making the full amount of such distribution, the Licensee shall pay the maximum amount it can consistent with such law, and shall pay the remaining amount as soon as it may lawfully do so under such law.

“Trailing Consideration” means any payments due for any deferred or contingent consideration payable to Licensee or its security holders including, without limitation, any post-closing milestone payment, escrow amount or holdback of consideration. Any Trailing Consideration shall be payable within thirty (30) days after the actual receipt of such Trailing Consideration by the Licensee or its security holders.

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For purposes of clarification, payment of the Merger, Stock Sale or Asset Sale milestone payment shall be in priority and preference to payment to any holders of equity securities of the Licensee.

The fair market value of any securities or other property shall be determined by reference to the operative transaction agreement for a respective Merger, Stock Sale or Asset Sale, provided that, if no such valuation is readily determinable from such operative transaction agreement or in the event of a Payment Election, then for securities for which there is an active public market:

(a) if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction; or

(b) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three {3) days prior to the closing of such transaction. The method of valuation of securities subject to investment letters or other similar restrictions on free marketability shall take into account an appropriate discount from the market value as determined pursuant to clause

(a) or (b) above so as to reflect the approximate fair market value thereof.

For determination of fair market value of any security in the event there is no active public market, the value shall be the fair market value thereof as either (i) determined in good faith by the Board of Directors of Licensee and as approved by The Regents, such approval not to be unreasonably withheld, or (ii) determined by a third party appraiser appointed and paid for by Licensee, if Licensee and The Regents cannot mutually agree on such fair market value.

For purposes of this Paragraph 4.6, “Change of Control Transaction” means the earlier to occur of:

(a)	any acquisition, consolidation, merger, reverse merger, share exchange, reorganization or other transaction or series of transactions in which (A) Licensee is a constituent party or (B) a subsidiary of Licensee is a constituent party and the Licensee issues shares of its securities pursuant to such transaction, and pursuant to which greater than 50% of the voting power of Licensee or subsidiary of Licensee is transferred to a third party (“Merger”),

(b)	the sale by one or more security holders of a majority of the voting power of the Licensee (“Stock Sale”), or

(c)	a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Licensee or any subsidiary of the Licensee of all or substantially all of the assets of the Licensee and its subsidiaries, taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Licensee if substantially all of the assets of the Licensee and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Licensee (“Asset Sale”).

For purposes of this Paragraph 4.6, “Payment Election” means the date The Regents submits a payment request to Licensee, which may occur at The Regents sole and absolute discretion any time on or after seven (7) years following entry into this Ninth Amendment.

The payment required pursuant to this Paragraph 4.6 shall be a one-time payment obligation (provided, any Trailing Consideration may occur pursuant to one or more payments in accordance with the terms of this Paragraph 4.6). The Company’s obligation to pay any of the above payments will survive termination, expiration or assignment or transfer of this License; provided Licensee closes a financing of at least Five Million Dollars ($5,000,000) before February 29, 2016.”

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7.	Replace PARAGRAPH 5.2 in ARTICLE 5 (ROYALTIES) of the License Agreement with the following:

“5.2	Licensee must pay to The Regents the following minimum annual royalties (referred to below as “Minimum Annual Royalty”) during each of the following calendar years (measured relative to the calendar year in which there was a First Commercial Sale, and referred to below as “Calendar Years after FCS”) for the life of this License Agreement:

Calendar Years after FCS	Minimum Annual Royalty

First and Second	Fifty Thousand Dollars ($50,000)
Third and Fourth	One Hundred Thousand Dollars ($100,000)
Fifth and Each Subsequent Year	Two Hundred Fifty Thousand Dollars
of the term of the License Agreement	($250,000)

Licensee must pay the Minimum Annual Royalty for a given Calendar Year after FCS to The Regents on or before February 28 of such Calendar Year after FCS. The Minimum Annual Royalty for a given Calendar Year after FCS will be credited against the Earned Royalty due and owing with respect to Net Sales made during the calendar year in which such Minimum Annual Royalty was paid. By way of example, if FCS took place on February 1, 2008, the first Calendar Year after FCS would be 2009 and the Minimum Annual Royalty would be due on or before February 28, 2009.”

8.	Replace PARAGRAPH 6.3, including PARAGRAPH 6.3(iv), in ARTICLE 6 (DILIGENCE) of the License Agreement with the following:

“6.3	The Regents has the right and option to either terminate this License Agreement or reduce Licensee’s exclusive license to a nonexclusive license if Licensee fails to perform any of the terms in Paragraph 6.1 or this Paragraph 6.3. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT).

6.3a	Select preferred NELL-I-producing cell line for use in connection with a Licensed Product or Licensed Method on or before December 31, 2016;

6.3b	Initiate pre-clinical animal studies (e.g. toxicity) of a Licensed Product or Licensed Method on or before June 30, 2017;

6.3c	Initiate pre-clinical GLP study (as described in 21 CFR 58) of a Licensed Product or Licensed Method on or before June 30, 2018;

6.3d	Submit a Licensed Product or Licensed Method investigational device exemption (IDE) (or foreign equivalent) to the FDA (or foreign equivalent) on or before December 31, 2018;

6.3e	Initiate a Licensed Product or Licensed Method Pivotal Study on or before December 31, 2019;

6.3f	Submit a Licensed Product or Licensed Method PMA application (or foreign equivalent) on or before December 31, 2023;

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6.3g	Secure a Licensed Product or Licensed Method FDA (or foreign equivalent) PMA approval (market approval) (or foreign equivalent) on or before December 31, 2024; and

6.3h	Achieve First Commercial Sale of a Licensed Product or Licensed Method on or before March 31, 2025”

9.	Replace PARAGRAPH 9.1 in ARTICLE 9 (PROGRESS AND ROYALTY REPORTS) of the License Agreement with the following:

“9.1	Beginning April 30, 2016, and for the term of this License Agreement, Licensee must submit to The Regents progress reports on or before the dates indicated according to the following schedule:

9.la	Until submission to the FDA (or foreign equivalent) by Licensee (and any Affiliates, Joint Ventures and Sublicensees) of a PMA application (or foreign equivalent) for a Licensed Product or Licensed Method, every four (4) months by April 30, September 30 and December 31;

9.lb	After submission to the FDA (or foreign equivalent) by Licensee (and any Affiliates, Joint Ventures and Sublicensees) of a PMA application (or foreign equivalent) for a Licensed Product or Licensed Method, semi-annually by January 31 and July 31.”

This Ninth Amendment will become void ab initio if Licensee fails to close a financing of at least Five Million Dollars ($5,000,000) before February 29, 2016. The License Agreement, as amended by this Ninth Amendment, constitutes the entire understanding between the parties relating to the subject matter hereof and is hereby ratified and confirmed by the parties as it relates to the parties’ performance hereunder. Except as expressly amended by this Ninth Amendment, all other terms and conditions of the License Agreement remain the same and shall be in full force and effect.

This Ninth Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the parties will have the same legal validity as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Ninth Amendment by their duly authorized representatives for good and valuable consideration.

BONE BIOLOGICS CORPORATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Stephen R. LaNeve	By:	/s/ Earl Weinstein
Name:	Stephen R. LaNeve	Name:	Earl Weinstein
Title:	Chief Executive Officer	Title:	Associate Director of Licensing
Date:	12/23/2015	Date:	_______________________

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